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ITEM 14   EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
(CONTINUED)

EXHIBIT 11     STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE.


(dollars in thousands, except per share amounts)

Net Income                                      $    15,097

Weighted Average Equivalent
  Shares Outstanding:
      Average Outstanding Shares                  13,730,647
      Common Stock Equivalents (1)                   651,222
          Wtd Avg Shares                          14,381,870

Earnings Per Share                                $     1.05





   (1)   Represents warrants and options.



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